UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2009

NANOSPHERE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33775	36-4339870
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4088 Commercial Avenue, Northbrook, Illinois	60062
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 400-9000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 2, 2009, Nanosphere, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with Mr. William P. Moffitt, the President and Chief Executive Officer of the Company, which is effective as of January 1, 2009 (the “Effective Date”).

Pursuant to the Agreement, Mr. Moffitt will continue to serve as President and Chief Executive Officer of the Company, for a term of three years commencing upon the Effective Date (the “Term”). The Term is automatically extended for additional successive one-year periods unless Mr. Moffitt or the Board provides notice not to extend the Term.

The Agreement provides for a salary at an annual rate of $427,450 (the “Base Salary”), to be reviewed annually (and may be increased, but not decreased), by the Board in its sole discretion. For calendar year 2009, the Agreement provides that Mr. Moffitt will be eligible to earn and receive a performance bonus to a target of $256,470, or 60% of the Base Salary, such bonus to be discretionary and awarded by the Board, based upon the recommendations of the Compensation Committee of the Board. For each of calendar years 2010 and 2011, the target amount of this bonus opportunity will be not less than $150,000. In addition, and as provided in Mr. Moffitt’s current employment agreement, Mr. Moffitt will have the right to earn and receive a bonus in an amount equal to 1% of the net proceeds of any transaction constituting a Change in Control (a “Change in Control”) of the Company, which occurs during the Term or within six months thereafter. A Change in Control means (i) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 or any comparable successor provisions (other than stockholders (or affiliates thereof) of the Company as of July 19, 2004), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the outstanding shares of common stock of the Company (on a fully-diluted basis) or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors of the Company; (ii) the consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company; or (iii) the sale of all or substantially all of the Company’s assets.

Also as provided in Mr. Moffitt’s current employment agreement, the Agreement provides that if, prior to the expiration of the Term, Mr. Moffitt’s employment is terminated for Good Reason, which is defined as either a Change in Control or a Diminution in Responsibility, Mr. Moffitt will be entitled, in addition to Base Salary, bonus and other entitlements under the Agreement, to (i) receive payment at the rate of his Base Salary in effect on the termination date for a period of eighteen (18) months following the date of termination if termination was based on a Diminution of Responsibility (which is defined as any of (a) a material diminution in Mr. Moffitt’s duties or responsibilities or the assignment to Mr. Moffitt of duties that are materially inconsistent with his duties as President and Chief Executive Officer of the Company or that materially impair Mr. Moffitt’s ability to function in his position; (b) the Company’s failure, during the Term, to cause the election of Mr. Moffitt to the Board; (c) a relocation of the Company’s principal offices, without Mr. Moffitt’s acquiescence or consent, to a location that is more than a 50 mile radius from its current location; (d) any material reduction in the compensation and benefit opportunities of Mr. Moffitt (measured in the aggregate); or (e) any breach by the Company of any material provision of the Agreement, provided that Mr. Moffitt has given the Company written notice of such breach and the Company has failed to cure such breach within a period that is reasonable under the circumstances), and for thirty (30) months if termination was based on a Change in Control, (ii) receive payment of the full target amount of his performance bonus opportunity for the calendar year in which termination occurs, and (iii) full and immediate vesting on the date of termination of all outstanding options and restricted stock awards granted to him under the Company’s 2007 Long-Term Incentive Plan, which options will remain exercisable for a period of one year following the date of termination. The Agreement also provides for an excise tax gross-up payment if payments received by Mr. Moffitt under the Agreement and other payments received under other agreements or employee benefit plans in connection with a Change in Control result in the imposition of a golden parachute excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description
10.31	Amended and Restated Employment Agreement dated as of January 1, 2009, between the registrant and Mr. William P. Moffitt

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOSPHERE, INC.

(Registrant)

By: /s/ Roger Moody
Roger Moody
Chief Financial Officer, Vice President of
Finance & Administration, Treasurer,
Secretary

Date: March 5, 2009

EXHIBIT INDEX

Exhibit Number	Description
10.31	Amended and Restated Employment Agreement dated as of January 1, 2009, between the registrant and Mr. William P. Moffitt